GeoPharma Announces Settlement of Baltimore Beta-Lactam Antibiotics Facility Litigation

Largo, FL - September 8, 2009 - GeoPharma, Inc. (NASDAQ:GORX) (the "Company") announced today that it, through its subsidiary, American Antibiotics, LLC (collectively, "AA Parties") has reached agreement with Consolidated Pharmaceutical Group, Inc. ("CPG"), the directors of CPG and two other individuals acting on behalf of CPG (collectively, "CPG Parties") and entered into a Settlement and Mutual Release Agreement ("Settlement Agreement") and other documents (collectively, hereinafter referred to as "Settlement Documents") on September 4, 2009 settling all claims against the other.

The litigation arose from and relates to certain agreements entered into between American Antibiotics and CPG, whereby American Antibiotics acquired certain business assets of CPG for the production of Beta-Lactam Antibiotics as well as all CPG's rights, title and interest in various pharmaceutical Abbreviated New Drug Applications ("ANDAs") associated with a Baltimore, Maryland manufacturing facility owned and formerly operated by CPG dedicated for the production of Beta-Lactam Antibiotics ("Facility") under an ANDA Sale and Purchase Agreement ("ASPA") dated February 7, 2005, and entered into a lease for the Baltimore Facility dated July 19, 2005 (the "Lease").

The September 2006 lawsuit brought by the Company alleged that CPG breached the ASPA & Lease with certain misrepresentations related to the ANDA's and failed to perform all the required improvements and modifications to the Facility under the Lease. Consolidated with American Antibiotic's lawsuit was a separate action filed against it by CPG, alleging that American Antibiotics failed to pay rent due and owing under the Lease.

Under the terms of settlement: the AA Parties and the CPG Parties (collectively, the "Parties") the agreed to execute a new three (3) year lease for the Facility with renewable options. The new lease also confers upon American Antibiotics a three (3) year option to purchase the Facility, a 65,600 square foot manufacturing plant consisting of an approximately 40,000 square foot non-sterile area and an approximately 25,600 square foot sterile area for injectable Beta-Lactam antibiotics, and the approximately 4.4 acres on which the Facility is located.

Further, all prior agreements, financial obligations, understandings or other commitments between the Parties were terminated, superseded and extinguished with the execution of the Settlement Documents. The Company will file an 8-K on 9/8/09 with the relevant Settlement Documents attached.

GeoPharma's Chief Legal Counsel Mandeep K. Taneja stated, "We are very pleased with the settlement of the lawsuit and the elimination of the additional expenditures associated with the litigation. The settlement will allow us to make further progress toward the production of Beta Lactam antibiotics which is in line with our core business model."

ABOUT GEOPHARMA, INC.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in Pharmaceuticals, Contract Manufacturing, and Medical devices. The Pharma divisions specialize in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing division manufactures and packages generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide

For further information visit the GeoPharma website at www.geopharmainc.com .

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control. Important factors that could cause such differences are described in the company's periodic filings with the Securities and Exchange Commission.

Contact Information:

Alexander Nachman

Director of Corporate Communications and Business Development

GeoPharma, Inc.

1-727-544-8866, ext. 249

IR@GeoPharmainc.com